Exhibit 3.1

SPX FLOW ANNUAL ENTERPRISE INCENTIVE PLAN
(As Adopted Effective as of January 1, 2018)

I.	PURPOSE
The purpose of the SPX FLOW Annual Enterprise Incentive Plan (the “Plan”) is to provide annual incentive awards to eligible employees who contribute to the continued success of the Company’s global enterprise and promote a culture responsive to the needs of customers, employees, partners and shareholders.

II.	PLAN ADMINISTRATION
The Compensation Committee of the Board of Directors of SPX FLOW, Inc. (the “Compensation Committee”), or its designee, annually approves the performance measurement criteria of the Plan. A bonus shall only be payable under the Plan if the Compensation Committee or its designee determines that an individual is entitled to a bonus according to the rules of the Plan.
The Compensation Committee has delegated day-to-day administration and management of the Plan to the Company’s Chief Human Resources Officer or any delegate thereof (the “Plan Administrator”). Any delegation or subsequent delegation shall include the same full, final and discretionary authority that the Chief Human Resources Officer has and any decisions, actions or interpretations by any delegate shall have the same ultimate binding effect as if made by the Chief Human Resources Officer. For avoidance of doubt, to the extent required by the charter or other governance documents applicable to the Compensation Committee, any non-ministerial determination under the Plan with respect to Participants who are Officers of the Company shall be made by the Compensation Committee (and, in such case, Plan Administrator shall refer to the Compensation Committee). For this purpose, the determination of which Participants constitute “Officers” will be made by the Compensation Committee and may include employees who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, Section 162(m) of the Internal Revenue Code or Delaware General Corporation Laws.
All decisions made by the Plan Administrator relating to the Plan or to awards thereunder shall be made in its sole discretion and shall be final, conclusive and binding upon all parties. The Plan Administrator shall have the sole authority and discretion to (i) construe and interpret the Plan, (ii) establish, amend, change and/or rescind rules for administration of the Plan, (iii) make all designations and determinations under the Plan, (iv) decide all questions concerning the Plan, and (v) take all other steps necessary or advisable in the administration of the Plan. For avoidance of doubt, the foregoing references to the “Plan” in a Plan Year shall include any applicable Schedule(s) with respect to such Plan Year.

III.	IMPORTANT TERMS
Unless provided otherwise under an applicable Schedule or herein, the following terms have the specified meaning below when capitalized throughout this Plan:

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Annual Compensation: For US-based non-exempt Participants, earnings paid to the Participant in the applicable Plan Year, including wages and overtime (if any) and excluding awards from other commission or incentive plan or programs, any Company contributions to fringe benefit programs (other than pre-tax contributions by employees to plans maintained under Sections 125 or 401(k) of the Internal Revenue Code), and other “non-salary” income as determined by the Plan Administrator. For all other Participants, “Annual Compensation” shall mean the Participant’s year-end base salary/wages and overtime (if any and as required by Applicable Foreign Law) (determined as of December 31st of the applicable Plan Year or other applicable earlier termination date in such Plan Year).

▪
Applicable Foreign Law: The applicable provisions of local laws and regulations in a foreign country in which the Company operates and which may apply to the determination of a Participant’s bonus under the Plan, as determined by the Plan Administrator.

▪	Company or SPX FLOW: SPX FLOW, Inc., including, where appropriate, the subsidiary that is the employing unit of an employee eligible to participate in the Plan.

▪	Measurement Period: the applicable Plan Year.

▪	Metric(s): the performance measure(s) for the applicable Plan Year as approved by the Compensation Committee and set forth in the applicable Schedule(s) for such Plan Year.

▪	Plan Year: the calendar year.

▪
Retirement: A Participant will be eligible for “Retirement” treatment for purposes of this Plan if, at the time of the Participant’s termination of employment, the Participant is age sixty (60) or older, has completed ten (10) years of service with the Company or a subsidiary and voluntarily elects to retire by providing appropriate notice to the Company’s Human Resources department. For avoidance of doubt, for purposes of determining Retirement eligibility under the Plan, years of service with SPX Corporation prior to its spin-off of the Company, as effectuated on September 26, 2015, shall be taken into account as determined by the Plan Administrator in its sole discretion.

IV.	EFFECTIVE DATE
The Plan is adopted effective as of January 1, 2018, effective for the 2018 Plan Year and subsequent Plan Years, unless modified or terminated earlier by the Company.

V.	ELIGIBILITY & PARTICIPATION
Participation in the Plan for an applicable Plan Year is restricted to employees who (i) are not participating in any other Company-sponsored bonus or incentive plan or program and (ii) are not otherwise excluded from eligibility by the Plan Administrator, any other applicable Plan provision, or any applicable Schedule(s) (any such participating employee referred to as a “Participant” with respect to such Plan Year).
In order to participate in the Plan, an otherwise eligible employee must sign a non-competition and confidentiality agreement and/or any other documents as the Company may require, and failure by such employee to do so may result in ineligibility for participation in the Plan. The terms of the non-competition and confidentiality agreement and such other required documents shall be as set forth by the Company. For avoidance of doubt, any non-competition and confidentiality agreement (or such other required documents) with SPX Corporation shall not be sufficient for purposes of meeting the preceding requirements.
Eligibility and participation under the Plan may cease, as determined by the Plan Administrator, for an employee upon such employee becoming eligible for another bonus, incentive or commission plan of the Company.
Participation in the Plan for any Plan Year shall not be construed as conferring any right to (i) continued employment with the Company or (ii) continued participation in the Plan in any subsequent Plan Year. Participation in the Plan shall not be construed as guaranteeing any payout of an award under the Plan for any Plan Year.

VI.	AWARD PROVISIONS
Subject to any applicable provisions herein, a Participant’s total bonus award (if any) for a Plan Year will be based on the Company’s performance against the Metric(s) for such Plan Year as set forth and determined under the applicable Schedule(s). For any Plan Year, a Participant will be subject to the applicable Schedule(s) as determined by the Plan Administrator.

VII.	EXCEPTIONAL PERFORMANCE ENHANCEMENT
The Company’s top performing Participants for a Plan Year (as determined by the Plan Administrator in its sole discretion), may be eligible to receive an additional individual exceptional performance bonus enhancement equal to such percentage of the Participant’s total bonus award (if any) as determined under Article VI and the applicable Schedule(s). Such determination shall be in the sole discretion of the Plan Administrator. Notwithstanding any other provision herein, the Company shall have no obligation to pay any such individual exceptional performance bonus enhancement to any Participant. Notwithstanding anything to the contrary and for the avoidance of doubt, any Officer who is eligible to participate in the Plan for a Plan Year shall not be eligible for an individual exceptional performance bonus enhancement with respect to such Plan Year.

VIII.	TIME & FORM OF PAYMENT
Except as otherwise provided for herein, annual awards under the Plan are discretionary and shall not be considered wages or compensation prior to payment, if any, of such awards.
After approval, payment of awards (if any) under the Plan will typically be made in March of the year following the applicable Plan Year (the “Award Payment Date”), but for Participants subject to U.S. income taxation, in no event will the Award Payment Date be later than the 15th of March following such Plan Year.

Payment of awards (if any) under the Plan shall be made in cash in a single lump sum payment; provided, however, to the extent provided by the Plan Administrator, in its sole discretion, the award may be paid in the form of shares of Company common stock under a shareholder-approved stock plan of the Company, or may be deferred under a nonqualified deferred compensation program maintained by the Company.

IX.	NEW PARTICIPANTS OR PROMOTIONS
If an employee is a new hire or is otherwise newly eligible for the Plan, the employee will be eligible to participate if so designated in accordance with Article V. Subject to the terms and conditions contained in this Plan, a Participant becoming eligible any time after the start of the Plan Year will be eligible to receive a pro rata award based on his/her participation during the Plan Year as determined by the Plan Administrator.

X.	REQUIRED EMPLOYMENT
Except as expressly provided below and subject to Sections XI.A. and XI.R., a Participant must be an “active” employee of the Company on the Award Payment Date in order to be eligible for an award under the Plan, as determined by the Plan Administrator. An “active” employee is an employee who, as of the Award Payment Date, is rendering work or on an approved vacation or personal leave, but not on a garden leave during the notice period (unless otherwise required by Applicable Foreign Law).
The following provisions shall apply unless otherwise provided in the Plan:

A.	Termination Prior to the Award Payment Date:

1.	Termination for Reasons Other than Retirement or Death.
If a Participant’s employment with the Company terminates for any reason prior to the Award Payment Date other than Retirement or death, no award will be payable for the Plan Year for such Participant.

2.	Termination as a Result of Retirement.
If a Participant terminates employment with the Company by reason of Retirement prior to the Award Payment Date (provided that the Participant is not under notice of termination at the time of Retirement), and subject to the following, the Participant will receive a pro rata portion of the award, if any. The pro rata award will be based on the Participant’s participation during the Plan Year as determined by the Plan Administrator (and, for avoidance of doubt, if such termination occurs after the Plan Year but prior to the Award Payment Date, the pro rata award in such instance shall be the full award). Such Participant’s pro rata award will be based on the performance of the applicable Metrics and shall be determined in the same manner as for other similar active Participants. The pro rata award will be paid at the same time as awards (if any) are paid to active Participants. As determined by the Company in its sole discretion, payment of the pro rata award under this paragraph may be subject to the Participant executing, delivering and not timely revoking a general release of claims against the Company and its affiliates (in the form and manner to be provided by the Company) prior to such payment date, which release must be effective and binding and non-revocable by such payment date.

3.	Termination as a Result of Death.
If a Participant’s employment is terminated as a result of death prior to the Award Payment Date, and subject to the following, the Participant’s estate will receive an award based on the target award amount applicable to such Participant (provided that the Participant is not under notice of termination at the time of death). For the avoidance of doubt, such target award amount shall not be prorated and shall be determined assuming full participation for the Plan Year. The award will be paid to the Participant’s estate as soon as administratively practicable following the death of the Participant. As determined by the Company in its sole discretion, payment of the award under this paragraph may be subject to the Participant’s estate executing, delivering and not timely revoking a general release of claims against the Company and its affiliates (in the form and manner to be provided by the Company) prior to such payment date, which release must be effective and binding and non-revocable by such payment date.

B.	Participant Leave Prior to the Award Payment Date:
The following provisions shall apply in the event a Participant is on leave during the Plan Year or the period thereafter prior to the Award Payment Date:

1.	Active Leave.
A Participant who is on a paid or other protected leave that does not exceed six months will be considered an “active” employee for purposes of the Plan (such leave referred to as an “Active Leave”). For example, for a U.S. Participant, an Active Leave includes a short-term disability leave not exceeding six months during which time the Participant is receiving salary continuation; in such case, the Participant will be an “active” employee for the length of the Active Leave, not to exceed six months.

2.	Inactive Leave.
A Participant whose leave extends beyond six months will not be considered an “active” employee after six months for purposes of the Plan (such leave referred to as an “Inactive Leave”).
Subject to the following, a Participant on Inactive Leave will receive a pro rata portion of the award, if any (provided that the Participant is not under notice of termination prior to beginning such Inactive Leave). The pro rata award will be based on the Participant’s participation during the Plan Year (including time spent on Active Leave, but excluding time spent on Inactive Leave) as determined by the Plan Administrator (and, for avoidance of doubt, if such Inactive Leave only occurs after the Plan Year but prior to the Award Payment Date, the pro rata award in such instance shall be the full award). Such Participant’s pro rata award will be based on the performance of the applicable Metrics and shall be determined in the same manner as for other similar active Participants. The pro rata award will be paid at the same time as awards (if any) are paid to active Participants. As determined by the Company in its sole discretion, payment of the pro rata award under this paragraph may be subject to the Participant executing, delivering and not timely revoking a general release of claims against the Company and its affiliates (in the form and manner to be provided by the Company) prior to such payment date, which release must be effective and binding and non-revocable by such payment date.
For example, for a U.S. Participant, an Inactive Leave includes a long-term disability leave that begins after a six-month short-term disability Active Leave; in such case, the Participant would receive a prorated bonus measured as of the end of the Participant’s Active Leave.

C.	Transfers and Changes in Eligibility:

1.
If the Participant loses eligibility for this Plan for any reason, including becoming eligible for another bonus, incentive or commission plan or program, a prorated amount will be calculated based only on the time spent as a Participant in the Plan. Loss of eligibility in this context does not include any termination as described in Section A of this Article.

2.
In the event that a new employee becomes a Participant and joins the Plan during the Plan Year under Article IX, a prorated amount will be calculated based only on the time spent as a Participant of the Plan.

D.	Effects of Applicable Foreign Law.
In the event Applicable Foreign Law for a particular foreign jurisdiction precludes the application of any provision described above in this Article X, or, in the case of Section X.A.2., results in such provision applying to Participants who do not meet the definition of Retirement, each as determined by the Plan Administrator, such provision shall be inapplicable to the Participants covered by such jurisdiction to the extent determined by the Plan Administrator.

XI.	MISCELLANEOUS

A.	Change of Control:
In the event of a Change of Control (as such term is defined under the SPX FLOW Stock Compensation Plan, as amended from time to time, or any successor stock plan thereto) during the Plan Year, the date of such Change of Control shall be treated as if it were the end of that Plan Year. In the event of a Change of Control during the Plan Year or the period thereafter prior to the Award Payment Date, the performance measurements shall be measured, and subject to the other applicable provisions of the Plan, the Participant shall be paid the higher of that full Plan Year’s target award amount (if any) or the actual bonus determined in accordance with Article VI. Additionally, in such case, a Participant need not be an “active” employee of the Company on the Award Payment Date in order to receive such payment under the Plan.

B.	Amendment, Suspension or Termination of the Plan:
The Compensation Committee, in its sole discretion, may at any time amend, suspend, discontinue or terminate, in whole or in part, any or all provisions of this Plan, including any Schedule. The Company (or, as applicable, the Plan Administrator) also reserves the right to reduce or modify any bonus payments under this Plan for any reason (to the fullest extent legally permissible under applicable laws), including, without limitation, if, in particular due to unforeseen changes in legal or factual circumstances, a continuation of the Plan at all or on unchanged terms and conditions would constitute an unreasonable hardship for the Company.

C.	No Right of Assignment:
Except as expressly provided herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such right or benefit.

D.	No Guarantee:
The Plan is a statement of the intentions of SPX FLOW, Inc. and does not constitute a guarantee that any bonus award shall be paid. It does not create a contractual relationship or any contractually enforceable rights for Participants or any other individuals. Nothing in this Plan shall be construed (i) to give any Participant any right to be granted any particular award payout amount other than at the sole discretion of the Plan Administrator, (ii) to limit the right of the Company to terminate the employment of any Participant at any time, or (iii) to be evidence of any agreement or understanding, express or implied, of a Participant’s right to continued employment. Until any award payout is made by the Company to a Participant, no Participant is entitled to rely on any statement or representation made by any employee or other person regarding an award payout under the Plan.

E.	Company’s Books and Records Conclusive:
The Company’s books and records and internal methods of accounting shall be conclusive for all purposes under the Plan, and the Compensation Committee and the Plan Administrator may rely on them as such.

F.	Right to Withhold Taxes:
To the extent legally permissible or required under applicable laws, the Company shall have the right to withhold such amounts from any payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

G.	No Claim Against Company Assets:
Nothing in this Plan shall be construed as giving any Participant, his or her legal representative or estate, or any other individual any claim against any specific assets of the Company or its subsidiaries or affiliates or as imposing any trustee relationship upon the Company in respect of the Participant. The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the Participant, his or her legal representative or estate, or any other individual acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, as the case may be.

H.	No Other Agreements or Understandings:
Except as expressly provided in this Plan, or in a written agreement between the Company and a Participant that specifically refers to awards under this Plan, this Plan represents the sole understanding between the Company and Participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements, whether written or oral, between the parties concerning its subject matter.

I.	Governing Law:
The Plan and all actions taken pursuant thereto shall be governed by, and construed in accordance with, the laws of the State of North Carolina (applied without regard to conflict of law principles). The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of North Carolina, County of Mecklenburg, including the Federal Courts located therein (should Federal jurisdiction exist).
Notwithstanding the foregoing, in the event Applicable Foreign Law for a particular foreign jurisdiction requires application of such law or the ability to bring action under such jurisdiction with respect to Participants covered by such jurisdiction, each as determined by the Plan Administrator, then with respect to such Participants, the Plan shall be governed by such Applicable Foreign Law and the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), shall be such jurisdiction.

J.	Headings:
Section headings are used in this Plan for convenience of reference only and shall not affect the meaning of any provision of the Plan.

K.	Fraud, Manipulation or Negligence:
Any Participant who falsifies, manipulates or is negligent in the processing of information in connection with the computation of performance measures or payments under the Plan forfeits all outstanding awards and may be subject to disciplinary action up to and including termination.
Without limiting the foregoing, if the Company, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, then (a) any Participant whose award under the Plan is subject to automatic forfeiture due to such misconduct and restatement under Section 304 of the Sarbanes-Oxley Act of 2002, and (b) any Participant who the Plan Administrator determines either knowingly engaged in or failed to prevent the misconduct, or whose actions or inactions with respect to the misconduct and restatement constituted gross negligence, shall be required to reimburse the Company the amount of any payment of any award earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement. To the extent such award under the Plan was deferred under a nonqualified deferred compensation plan maintained by the Company rather than paid to the Participant, the amount of bonus award deferred (and any earnings thereon) shall be forfeited.

L.	Compensation Recovery Policy:
The awards made under this Plan shall be subject to any compensation recovery or claw back policy adopted by the Company, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time in the sole discretion of the Company.

M.	Section 409A:
To the extent any provision of this Plan (or any payout) or action by the Company would subject any participant to liability for interest or additional taxes under Section 409A of the Internal Revenue Code (“Code”), it will be deemed null and void, to the extent permitted by law and deemed advisable by the Compensation Committee or the Plan Administrator. It is intended that the Plan (and any payout) will comply with Code Section 409A, and the Plan (and any payout) shall be interpreted and construed on a basis consistent with such intent. The Plan (and any payout) may be amended in any respect deemed necessary (including retroactively) by the Company in order to preserve compliance with, or exemption from, Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payouts.

N.	Severability:
In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to appear reasonable and to enforce the remainder of these covenants as so amended.

O.	No Constraint:
Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (b) to limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

P.	Offset:
Notwithstanding any provisions of the Plan to the contrary, and to the extent permitted by applicable law (including Code Section 409A), the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant’s death, to his estate) under the Plan against any amounts that such Participant may owe to the Company.

Q.	Cooperation:
A Participant will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payment of awards hereunder.

R.	Foreign Jurisdictions:
In order to conform with Applicable Foreign Law, the Plan Administrator may (a) modify the terms and conditions of awards granted to Participants employed outside the United States, (b) prescribe, amend and rescind rules and regulations relating to such awards as may be necessary or advisable under the circumstances presented by Applicable Foreign Law, and (c) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any award. As and to the extent determined by the Plan Administrator, it is intended that the Plan (and any award payout) will comply with Applicable Foreign Law, and the Plan (and any award payout) shall be interpreted and construed on a basis consistent with such intent.

S.	Schedules:
The Plan shall consist of this main body document and, for a particular Plan Year, the applicable Schedule(s) for such Plan Year. A Schedule may provide for additional provisions, substitute one provision for another, or provide for more restrictive provisions than those found in the main body of this Plan document. A Participant shall be eligible for a Schedule to the extent determined by the Plan Administrator. Receipt of a Schedule should not be taken as any guarantee that a person is eligible for such Schedule under the Plan.